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                                                               Exhibit 99.(d)1

FOR IMMEDIATE RELEASE
April 6, 2001

Contact:          Eggert Dagbjartsson
                  Equity Resources Group, Inc.
                  14 Story Street
                  Cambridge, Massachusetts 02138

Telephone:        (617) 876-4800

                  EQUITY RESOURCE LEXINGTON FUND LP ANNOUNCES
               EXTENSION OF OFFER TO PURCHASE LP UNITS OF BOSTON
                        FINANCIAL APARTMENT ASSOCIATES LP

         Cambridge, Massachusetts, April 6, 2001--Equity Resource Lexington Fund Limited Partnership announced that it is extending its offer to purchase 7,500 units of limited partnership interests, or LP Units, in Boston Financial Apartment Associates Limited Partnership, a Delaware limited partnership, for $25.00 per unit in cash, until 12:00 midnight, Eastern time, on Thursday, April 26, 2001. The terms of the extended offer are identical to the terms of the original offer made to holders of LP Units on March 7, 2001.